NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2024

DALLAS (May 9, 2024) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended March 31, 2024. For the three months ended March 31, 2024, we reported net income attributable to common shares of $2.5 million or $0.30 per diluted share, compared to a net income of $3.5 million or $0.41 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 79% at March 31, 2024, which includes 94% at our multifamily properties and 49% at our commercial properties.
•On February 8, 2024, we extended the maturity of our loan on Windmill Farms to February 28, 2026 at an interest rate of 7.50%.

Financial Results

Rental revenues increased $0.3 million from $11.0 million for the three months ended March 31, 2023 to $11.3 million for the three months ended March 31, 2024. The increase in rental revenue is primarily due to $0.7 million increase at our multifamily properties offset in part by a decrease of $0.4 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the lease-up of Landing on Bayou Cane.

Net operating loss decreased $1.2 million from $2.6 million for three months ended March 31, 2023 to $1.3 million for the three months ended March 31, 2024. The decrease in net operating loss is primarily due to a decrease in general and administrative expenses associated with our bonds payable, which were repaid in 2023.

Net income attributable to the Company decreased $1.0 million from $3.5 million for the three months ended March 31, 2023 to $2.5 million for the three months ended March 31, 2024. The decrease in net income is primarily attributed to a decrease in interest income and gain in foreign currency transactions offset in part by a decrease in net operating loss and interest expense.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Rental revenues	$11,279	$11,009
Other income	620	679
Total revenue	11,899	11,688
Expenses:
Property operating expenses	6,634	6,106
Depreciation and amortization	3,172	3,102
General and administrative	1,261	2,883
Advisory fee to related party	2,165	2,170
Total operating expenses	13,232	14,261
Net operating loss	(1,333)	(2,573)
Interest income	6,127	8,828
Interest expense	(1,869)	(3,087)
Gain on foreign currency transactions	—	971
Equity in income from unconsolidated joint venture	435	688
Income tax provision	(603)	(1,112)
Net income	2,757	3,715
Net income attributable to noncontrolling interest	(208)	(198)
Net income attributable to the Company	$2,549	$3,517
Earnings per share
Basic and diluted	$0.30	$0.41
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316